Exhibit 99.1

                            FOR IMMEDIATE RELEASE

LABCORP ADDRESSES RUMORS OF BUYOUT

BURLINGTON, N.C., August 1, 2012 - Laboratory Corporation of America® Holdings (NYSE: LH) today announced it is aware of the recent reports regarding possible plans by private equity firms to seek to effect a leveraged buyout of the Company. The Company has no knowledge of any such plans and is not in current discussions with any firms to effect such a transaction. Beyond that the Company intends to maintain its policy of not commenting on market rumors or speculation.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

Contact:
Laboratory Corporation of America® Holdings
Investor/Media Contact:
Stephen Anderson, 336-436-5076
Company Information: www.labcorp.com

###